Exhibit 99.1

Neutra’s Recent Positive Progress Leads Company to Cancel Reverse Split

SUGAR LAND, TX , Neutra Corp. (OTCQB: NTRR) (“Neutra” or “the Company”) has terminated a proposed reverse stock split. Instead, the Company will focus on several potential acquisitions now in discussions designed to make Neutra a more vertically integrated company capable of competing in the skyrocketing CBD (cannabidiol) market.

“We’ve made tremendous progress this year towards our long-term goals,” said Neutra CEO Sydney Jim. “We’ve added a prominent physician to help us enter the sports nutrition and medicine markets. With the recent VIVIS acquisition, Neutra has a well-known and respected retail subsidiary. Now, VIVIS has a hemp-based CBD sports cream nearing release. Thanks to this positive, forward progress and several acquisitions now in the works, Neutra believes terminating the reverse split is in the best interest of the Company and its shareholders.”

Jim recently took part in an exclusive audio interview with NetworkNewsWire (NNW) to discuss Neutra’s 2019 milestones The interview can be heard at http://nnw.fm/r80EO.

An additional recent far-reaching market factor has also boosted Neutra’s efforts. The American Botanical Council has announced that CBD-based remedies and supplements have passed those using the popular ingredient turmeric in terms of sales and market share. Sales of remedies and supplements containing CBD soared a spectacular 332.8 percent in 2018 over 2017, hitting $52.7 million. In contrast, turmeric-based products sales rose only 0.4 percent in that same period, totaling $51.2 million. Industry watchers have been predicting the CBD market to reach $11 billion by 2026. However, this was before CBD passed turmeric in popularity.

CBD is a natural, multi-purpose hemp-extracted compound that offers a wide range of health and wellness benefits. Users report relief from anxiety, lessening the effects of seizures, slowing of neurodegenerative disorders, pain relief, and alleviation of certain cancer treatment side effects.  CBD derived from hemp is legal, and unlike cannabis, there is no psychoactive effect and low probability of abuse.

About Neutra Corp.

Neutra Corp. (NTRR) is an early-stage research and development company with a focus on bringing modern healthy living solutions to a multibillion-dollar market. Cutting-edge technologies within the nutraceuticals, food and drug, and environmental purification sectors are creating a new kind of world culture—one where in whichconsumers are demanding access to products that promote health and stave off potential health dangers. One of the nutraceutical sub-markets is the new thriving hemp-based CBD market, in which the Company intends to participate. For more information, visit the Company’s website at www.NeutraInc.com.

NOTICE REGARDING FORWARD LOOKING STATEMENT

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This news release contains forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements that include the words “believes,” “expects,” “anticipate” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to differ materially from those expressed or implied by such forward-looking statements.

Neutra Contact:

Sydney Jim

888-433-4033

info@neutrainc.com